Exhibit 99.1

For Immediate Release

Crumbs Bake Shop, Inc. Reports First Quarter 2012 Financial Results

New York, New York. May 10, 2012 – Crumbs Bake Shop, Inc. (“Crumbs”) (NASDAQ: CRMB), the largest cupcake specialty store chain in the U.S., today reported financial results for the quarter ended March 31, 2012.

First Quarter 2012 Highlights as Compared to First Quarter 2011 Highlights:

•	Net sales increased 16.0% to $11.3 million; gross profit increased 15.4% to $6.5 million.

•	Store operating weeks increased 48.1% to 650 from 439.

•	Net loss attributable to stockholders was $(0.5) million, or $(0.09) per diluted share, compared to net income of $0.1 million, or $.01 per diluted share.

•	Net loss attributable to the controlling and non-controlling interests was $(0.9) million compared to net income of $0.1 million.

•	Adjusted EBITDA[1], a non GAAP measure, of $(0.1) million compared to $0.5 million.

•	Opened one store in each of Boston, Chicago, and Washington, D.C.

1.	See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Julian R. Geiger, President and Chief Executive Officer of Crumbs, said, “Our first quarter results were disappointing, but were essentially what we had envisioned. As we move through a transitional period, we are pleased with the progress we are making on our ‘six point’ strategic plan: creating an emotional connection with the customer; restructuring our organization; upgrading supply chain management; migrating to a coherent real estate strategy; building and maintaining a unique corporate culture; and controlling expenses. We believe that we are positioning ourselves for an improved financial performance in the second half of 2012 and beyond, by focusing on these initiatives.”

First Quarter 2012 Financial Results

Net sales for the first quarter of 2012 increased 16.0% to $11.3 million from $9.7 million for the same period last year. Store operating weeks increased 48.1% to 650 from 439.

Cost of sales increased 16.9% to $4.8 million from $4.1 million and increased 30 basis points to 42.2% as a percentage of net sales. Gross profit increased 15.4% to $6.5 million from $5.6 million when compared to the first quarter of 2011.

Staff expenses were $3.4 million compared with $2.9 million for the same period last year.

General and administrative expenses were $0.8 million, or 7.0% of net sales, compared to $0.4 million for the same period last year, or 3.9% of net sales.

Adjusted EBITDA was $(0.1) million compared to $0.5 million in the same period last year. See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Net loss attributable to stockholders was $(0.5) million, or $(0.09) per diluted share, compared to net income of $0.1 million, or $.01 per diluted share. Net loss attributable to the controlling and non-controlling interests was $(0.9) million compared to net income of $0.1 million for the same period last year.

Store Development

During the first quarter of 2012, the Company opened one store in each of Boston, Chicago, and Washington, D.C. For the remainder of the year, the Company anticipates opening one store in New York City, and between five and seven mall-based stores within the Boston to Washington, D.C. corridor. In addition, the Company may also selectively look to terminate some existing leases, for underperforming stores, as part of its ongoing efforts to strengthen its overall portfolio.

Conference Call

The Company will host a conference call to discuss first quarter 2012 financial results today at 5:00 PM Eastern Time. Hosting the call will be Julian R. Geiger, President and Chief Executive Officer, and John D. Ireland, Senior VP of Finance, Chief Financial Officer and Treasurer.

The conference call can be accessed live via telephone by dialing 877-397-0297 or, for international callers, by dialing 719-325-4907. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or, for international callers, by dialing 858-384-5517; the password is 4368712 The replay will be available until May 24, 2012.

The call will also be webcast live from the Company’s Web site at www.crumbs.com under the Investor Relations section. An archived webcast will be available beginning approximately one hour after the end of the call.

About Crumbs Bake Shop, Inc.

The first Crumbs bake shop opened in March 2003 on the Upper West Side of Manhattan by co-founders Mia and Jason Bauer. The design of Crumbs bake shops is inspired by old-time neighborhood bakeries, creating a warm and friendly environment. Crumbs currently has 51 locations, including 33 locations in the New York Metro area, six locations on the West Coast, five locations in Washington, D.C., one location in Virginia, five locations in Chicago, Illinois and one location in Boston, Massachusetts.

Forward Looking Statements

Some of the statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “aim,” “will” and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that the businesses of Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries will not be integrated successfully; the risk that the benefits anticipated from the business transaction may not be fully realized or may take longer to realize than expected; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized, the risk of disruption from being a public company, making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market’s continued listing standards; a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; the general volatility of the market prices of our securities and general economic conditions; our ability to successfully implement new strategies; operating hazards; and competition and the loss of key personnel. Crumbs Bake Shop, Inc. provides greater detail regarding some of these risks in its Annual Report on Form 10-K for the year ended December 31, 2011, including in the Risk Factors section of that report, and in its other reports filed with the Securities and Exchange Commission (“SEC”). Crumbs Bake Shop, Inc.’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. We assume no obligation to update these forward-looking statements except as required by law.

Non-GAAP Information

This press release includes certain numerical measures that are or may be considered “non-GAP financial measures” under the SEC’s Regulation G. “GAAP” refers to generally accepted accounting principles in the United States. The reconciliations of such measures to the most comparable GAAP figures, in accordance with Regulation G, are included herein. Crumbs presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public, including use of Adjusted EBITDA as a financial measure, which also facilitates comparisons to our historical performance.

The Company is providing Adjusted EBITDA information, which is defined as net income of the combined company, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective GAAP pronouncements up to December 31, 2010, before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to our tax receivable agreement, depreciation, amortization, deferred rent expense, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, extraordinary or non-recurring expenses and all other extraordinary non-cash items for the applicable period as a compliment to GAAP results. Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the accompanying tables. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Investor Relations Contact:

Tom Ryan/Raphael Gross of ICR

IR@crumbs.com / 646-545-4702

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Net sales	$11,277	$9,719

Cost of sales	4,763	4,075

Gross profit	6,514	5,644

Operating expenses
Selling expenses	289	376
Staff expenses	3,395	2,855
Occupancy expenses	2,366	1,568
General and administrative	791	384
New store expenses	109	63
Depreciation and amortization	448	330

	7,398	5,576

Income (loss) from operations	(884)	68

Other income (expense)
Interest and other income	8	—
Abandoned lease projects	(12)	1

	(4)	1

Net income (loss) attributable to the controlling and non-controlling interests	(888)	69

Less: Net (income) loss attributable to non-controlling interest	366	—

Net income (loss) attributable to stockholders	$(522)	$69

Net income (loss) per common share, basic and diluted	$(0.09)	$0.01

Weighted average number of common shares outstanding, basic and diluted	5,506	6,063

*	The weighted average number of common shares outstanding is that of Crumbs Bake Shop, Inc.

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets
Cash	$4,175	$5,941
Trade receivables	437	406
Inventories	562	503
Prepaid rent	601	621
Other current assets	464	197

Total current assets	6,239	7,668

Property and equipment, net	12,680	12,399

Other Assets
Deferred tax asset	4,808	4,808
Restricted certificates of deposit	673	673
Intangible assets, net	386	397
Deposits	302	318
Other	102	105

Total other assets	6,271	6,301

	$25,190	$26,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,656	$2,432
Payroll liabilities	460	250
Sales tax payable	86	69
Gift cards and certificates outstanding	161	180

Total current liabilities	2,363	2,931

Long-term liabilities
Deferred rent	3,261	3,030
Payable to related parties pursuant to tax receivable agreement	2,387	2,387

Total liabilities	8,011	8,348

Commitments and contingencies
Stockholders’ equity
Preferred stock, $.0001 par value; 1,000 shares authorized; 390 shares issued and outstanding at March 31, 2012 and December 31, 2011	—	—
Common stock, $.0001 par value; 100,000 shares authorized; 7,353 shares issued, 5,758 outstanding at March 31, 2012 and December 31, 2011	1	1
Additional paid-in capital	30,311	30,264
Accumulated deficit	(4,775)	(4,253)
Treasury stock, at cost	(15,914)	(15,914)

Total Crumbs Bake Shop, Inc. stockholders' equity	9,623	10,098
Non-controlling interest	7,556	7,922

Total stockholders' equity	17,179	18,020

	$25,190	$26,368

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED EBITDA TO NEAREST COMPARABLE GAAP MEASURE (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2012	2011
Net income (loss) attributed to the controlling and non-controlling interest	$(888)	$69

Depreciation	413	296
Amortization	36	33
Abandoned lease costs	12	(1)
Deferred rent expense	231	132
Stock-based compensation	47	—
Non-recurring expenses	4	—

Adjusted EBITDA	$(145)	$529